EXHIBIT 21
Subsidiaries of the Registrant

		Percent
	Business and	Owned by	State of
Subsidiary	Location	Registrant	Incorporation

Grady McCauley Inc.	Digital image and screen printed graphics	100%	Ohio
	North Canton, OH

LSI Greenlee Lighting Inc.	Landscape lighting	100%	Delaware
	Dallas, TX

LSI Adapt Inc.	Project management and installation services	100%	Ohio
	North Canton, OH

*LSI ADL Technology Inc.	Electronic Circuit Boards	100%	Ohio
	Columbus, OH

LSI Kentucky LLC	Menu board systems; metal fabrication	100%	Ohio
	Independence, KY

LSI Lightron Inc.	Fluorescent lighting	100%	Ohio
	New Windsor, NY

LSI Marcole Inc.	[Inactive]	100%	Tennessee

LSI MidWest Lighting Inc.	Fluorescent lighting	100%	Kansas
	Kansas City, KS

LSI Retail Graphics LLC	Interior graphics and signs	100%	Ohio
	Woonsocket, RI

LSI Integrated Graphics LLC	Screen and digital printed materials,	100%	Ohio
	and illuminated and non-illuminated
	architectural graphics
	Houston, TX

LSI Saco Technologies Inc.	LED lighting and LED video screen	100%	Quebec, Canada
	manufacturing, research and
	development
	Montreal, Quebec

*	This subsidiary was acquired July 22, 2009.